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                                                                    EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the registration statements of ImmunoGen, Inc. on Form S-3 (File Nos. 333-2441, 333-15819, 333-22153, 333-31795 and 333-07661) and on Form S-8 (File Nos. 33-41534 and
33-73544) of our report, which includes an explanatory paragraph concerning uncertainties surrounding the Company's ability to continue as a going concern, dated July 30, 1997, on our audit of the consolidated financial statements of ImmunoGen, Inc. as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, and to the inclusion of the report in this Annual Report on Form 10-K.

                                                     COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
September 26, 1997